Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
SECOND QUARTER 2005 FINANCIAL RESULTS
AND PROVIDES UPDATE ON PHASE IV CLINICAL STUDY

Silver Spring, MD, August 2, 2005:  United Therapeutics Corporation (NASDAQ:  UTHR) today announced financial results for the quarter ended June 30, 2005.

“We are pleased to report that United Therapeutics’ revenues for the quarter ended June 30, 2005 totaled $30.1 million, representing a 64% increase over the same quarter in 2004.  Net income for the quarter increased 194% over the same quarter in 2004 to $12.2 million, or $0.54 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “In addition to these solid operating results, our financial position continued strengthening.  Cash flows from operating activities for the six months ended June 30, 2005 were $20.4 million and we had $161.8 million of cash and investments at June 30, 2005.”

“Use of Remodulin® is increasing as awareness and appreciation of its benefits continue to build at expert centers,” said Roger Jeffs, Ph.D., President and Chief Operating Officer.  “In addition, we are making good progress with international approvals, post-marketing clinical trials of Remodulin, development of newer formulations of treprostinil and enrollment of the OvaRex® pivotal studies.”

Financial Results

Revenues grew to $30.1 million in the second quarter of 2005, as compared to $18.3 million in the second quarter of 2004.  Gross margins from sales were $26.8 million in the second quarter of 2005, as compared to $16.3 million in the second quarter of 2004.  The increases in revenues and gross margins resulted primarily from expanded sales of Remodulin.   Net income was $12.2 million or $0.54 per basic share in the second quarter of 2005, as compared to net income of $4.1 million or $0.19 per basic share in the second quarter of 2004.

Research and development expenses were $8.7 million in the second quarter of 2005, as compared to $7.3 million in the second quarter of 2004.  The increase in research and development expenses was due primarily to increased expenses related to Remodulin and infectious disease programs.  Selling, general and administrative expenses were $7.0 million in the second quarter of 2005, as compared to $5.4 million in the second quarter of 2004.  The increase in selling, general and administrative expenses was due primarily to one-time application fees to register Remodulin for approvals in Europe and increases in salary and related expenses.

Interest income was $1.2 million in the second quarter of 2005, as compared to $674,000 in the second quarter of 2004.  The increase was due to increases in market interest rates and additional cash available for investing during 2005, as compared to 2004.

Phase IV Clinical Study

As previously disclosed, the United States Food and Drug Administration (FDA) approved both subcutaneous and intravenous use of Remodulin on the condition that United Therapeutics complete a Phase IV post-marketing clinical study to confirm the clinical benefits of Remodulin.  The FDA-approved protocol for this study permits an interim assessment of efficacy after 21 patients have completed the study and the opportunity to successfully end the study based on positive interim efficacy results.

In July 2005, 21 patients completed the study and United Therapeutics chose to perform the interim assessment.  The results of the interim assessment from these 21 patients, as provided by an independent statistician, are positive (p = 0.0006).  Specifically, 13 of 14 patients (93%) in the Remodulin arm were able to successfully transition from Flolan® and complete the study without the need to institute rescue therapy, compared to only 1 of 7 patients (14%) in the placebo arm.

Based on this positive outcome, United Therapeutics has submitted the interim study results to the FDA and has requested permission to end the Phase IV clinical study in satisfaction of its Phase IV commitments.  By agreement with the FDA, enrollment in the Phase IV clinical study will be suspended pending FDA review and acceptance of the interim study results.  United Therapeutics can give no assurances as to timing and outcomes of this FDA review.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, August 2, 2005 at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-310-1961, with international dialers calling 001-719-457-2692.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-888-203-1112, with international callers dialing 001-719-457-0820, and using access code 9107549.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations regarding the increasing use of Remodulin, international approvals and clinical trials of Remodulin, development of new formulations of treprostinil, enrollment of OvaRex pivotal studies, and the timing and outcomes of the FDA review of the interim results and final study report, that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of August 2, 2005 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Net product sales	$28,713	$17,329	$50,580	$29,975
Service sales	1,279	970	2,487	2,007
License fees	65	—	197	—
Total revenues	30,057	18,299	53,264	31,982

Operating expenses:
Research and development	8,694	7,327	17,166	15,890
Selling, general and administrative	7,025	5,358	12,365	11,057
Cost of product sales	2,653	1,603	4,673	2,942
Cost of service sales	522	440	1,057	896
Total operating expenses	18,894	14,728	35,261	30,785

Income from operations	11,163	3,571	18,003	1,197

Other income (expense):
Interest income	1,201	674	2,182	1,323
Interest expense	(1)	—	(1)	(2)
Equity loss in affiliate	(195)	(111)	(375)	(238)
Other, net	13	6	34	13
Total other income, net	1,018	569	1,840	1,096

Income before income tax	12,181	4,140	19,843	2,293

Income tax expense	—	—	—	—

Net income	$12,181	$4,140	$19,843	$2,293

Net income per common share:
Basic	$0.54	$0.19	$0.88	$0.11
Diluted	$0.49	$0.18	$0.80	$0.10

Weighted average number of common shares outstanding:
Basic	22,694	21,391	22,593	21,360
Diluted	24,997	23,146	24,849	23,070

CONSOLIDATED BALANCE SHEET DATA

As of June 30, 2005

(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $10,290)	$161,781
Total assets	$234,224
Total liabilities	$17,426
Total stockholders’ equity	$216,798